EXHIBIT 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALC WINS NASDAQ DELISTING APPEAL

• Company’s common stock continues to be listed during the pendency of credit facilities restructuring

IRVINE, California, December 30, 2009 — California Coastal Communities, Inc. (NASDAQ: CALC) announced today that on December 29, 2009, the Nasdaq Hearings Panel determined to grant the Company’s request to remain listed on The Nasdaq Stock Market, subject to certain conditions.  The Panel’s decision was based upon the Company’s December 3, 2009 appeal of the Nasdaq Staff’s decision to delist the Company’s common stock from the Nasdaq Stock Market due to the Company’s October 27, 2009 filing of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code pursuant to which the Company is seeking to extend the maturity dates and change the repayment schedules for its approximately $182 million of Brightwater credit facilities in order to repay the debt in full by the end of 2013 based on currently expected home sales over the next four years.

The Panel’s continued listing decision is conditioned upon (i) the Company providing periodic updates as to the status of the Brightwater credit facilities restructuring efforts; and (ii) the Company emerging from the Chapter 11 process no later than April 26, 2010.

If the Company does not emerge by the April 26 deadline, the Panel stated that it would render a final decision to delist the common stock and halt trading on The Nasdaq Stock Market.  Once delisted, the Company’s common stock would not be immediately eligible to trade over the OTC Bulletin Board or in the “Pink Sheets;” however, the common stock may become eligible for such trading if a market maker applies to quote the common stock in accordance with Securities and Exchange Commission Rule 15c2-11, and such application is approved.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

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